Exhibit 99.1
FOR IMMEDIATE RELEASE	Contacts:	Patrick H. Hawkins
February 3, 2014		Chief Executive Officer
Hawkins, Inc.		612/617-8524
2381 Rosegate		Patrick.Hawkins@HawkinsInc.com
Roseville, MN 55113
Kathleen P. Pepski
Chief Financial Officer
612/617-8571
Kathleen.Pepski@HawkinsInc.com

HAWKINS, INC. REPORTS
THIRD QUARTER, NINE MONTH FISCAL 2014 RESULTS

Minneapolis, MN, February 3, 2014 – Hawkins, Inc. (Nasdaq: HWKN) today announced third quarter and nine month results for fiscal 2014. Sales of $81.7 million for the three months ended December 29, 2013 represented a decrease of 4.5% from $85.5 million in sales for the same period of the prior year. Net income from continuing operations for the third quarter of fiscal 2014 was $3.5 million, or $0.33 per share, fully diluted, compared to adjusted net income from continuing operations of $5.8 million, or $0.56 per share, fully diluted, for the third quarter of the previous year. Adjusted net income from continuing operations for the three months ended December 30, 2012 excludes a pre-tax charge of $7.2 million (approximately $4.5 million after tax, or $0.43 per share, fully diluted) related to our withdrawal from a collectively bargained multiemployer pension plan. Including the pension withdrawal charge, net income from continuing operations for the third quarter of fiscal 2013 was $1.3 million, or $0.13 per share, fully diluted (see reconciliation table).
For the nine months ended December 29, 2013, the Company reported sales of $263.0 million as compared to sales of $262.8 million for the same period a year ago. Net income from continuing operations for the first nine months of fiscal 2014 was $13.8 million, or $1.30 per share, fully diluted, compared to adjusted net income from continuing operations of $19.4 million, or $1.85 per share, fully diluted, for the first nine months of the previous year. Adjusted net income from continuing operations for the first nine months of fiscal 2013 excludes pre-tax charges totaling $10.4 million (approximately $6.5 million after tax, or $0.62 per share, fully diluted), consisting of the pension withdrawal charge as well as a pre-tax charge of $3.2 million (approximately $2.0 million, or $0.19 per share, fully diluted, after tax), resulting from a litigation settlement recorded in the first quarter of fiscal 2013. Including these charges, net income from continuing operations for the first nine months of fiscal 2013 was $12.9 million, or $1.23 per share, fully diluted (see reconciliation table).

“Our Water Treatment segment continued to grow its business by expanding its customer base and increasing sales of higher-margin specialty products,” said Patrick Hawkins, Chief Executive Officer and President.  “While our Industrial segment’s profits were consistent with the second quarter of this fiscal year, competition continued to affect prices in this segment which led to reduced business at selected accounts and slightly decreased year-over-year volumes.  However, we have recently seen somewhat lower costs on some of our larger-volume commodities which, if continued, could provide more favorable market conditions and relieve some margin pressure.”  Mr. Hawkins continued, “We are very pleased with the performance of the acquisition we closed in the third quarter.  While not a significant financial contributor at this time, it provides us with a solid base of business to build on and has strengthened the technical resources supporting our water treatment growth in a new geographic area.”
For the third quarter of fiscal 2014, Industrial segment sales were $58.5 million, a decrease of $4.6 million, or 7.3%, from the same period of the prior year. Our overall volumes decreased from the same period a year ago. While volumes of our bulk commodity products were higher, these bulk products carry lower per-unit selling prices. In addition, competitive pricing pressures negatively impacted our overall sales growth in this quarter. Water Treatment segment sales were $23.2 million for the current quarter, an increase of $0.8 million, or 3.4% from the same period of the prior year. The higher sales were driven by our newly-acquired ACS operations, as well as increased sales of certain specialty chemical products and equipment, partially offset by competitive pricing pressure on bulk commodity products.
Company-wide gross profit for the third quarter of fiscal 2014 was $13.6 million, or 16.6% of sales, compared to $8.1 million, or 9.5% of sales, for the same period of the prior year. Gross profit for the third quarter of fiscal 2013 was negatively impacted by the $7.2 million pension withdrawal charge discussed above, which charge constituted 8.4% of sales for the quarter. The LIFO method of valuing inventory had a nominal impact on gross profit for the third quarter of fiscal 2014, while it decreased gross profit by $0.1 million during the third quarter of fiscal 2013.
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HAWKINS, INC. REPORTS
THIRD QUARTER, NINE MONTHS FISCAL 2014 RESULTS
February 3, 2014
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Gross profit for the Industrial segment was $7.4 million, or 12.6% of sales, for the quarter, as compared to $2.6 million, or 4.2% of sales, for the same period of the prior year. The prior year's gross profit was negatively impacted by the $7.2 million pension withdrawal charge, which constituted 11.4% of the segment's sales in the prior year. Gross profit reported for the current quarter was negatively impacted by $0.5 million in incremental costs to operate our new manufacturing facility, competitive pricing pressures, and an overall decrease in sales volume with a shift in product mix to lower-margin bulk commodity products.
Gross profit for the Water Treatment segment was $6.2 million, or 26.7% of sales, for the quarter, as compared to $5.5 million, or 24.5% of sales, for the same period of the prior year. Increased sales of certain specialty chemical products and equipment, including our newly-acquired ACS operations, contributed to the year-over-year increase in gross profit, partially offset by profit declines in bulk commodity products due to pricing pressure.
Company-wide SG&A expenses were $8.2 million for the quarter compared to $7.6 million for the same period of the prior year. The increase was primarily driven by $0.3 million in incremental costs incurred related to our new headquarters facility, as well as costs from our newly-acquired ACS operations, partially offset by lower selling staff expenses in the Industrial segment.
Hawkins, Inc. distributes, blends and manufactures bulk and specialty chemicals for its customers in a wide variety of industries. Headquartered in Roseville, Minnesota, and with 29 facilities in 14 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications.
Reconciliation of Non-GAAP Financial Measures
The Company reports its consolidated financial results in accordance with U.S. generally accepted accounting principles (GAAP). To assist investors in understanding the Company’s financial performance between periods, the Company has provided certain non-GAAP financial measures, including adjusted net income from continuing operations and adjusted diluted earnings per share. These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies.
Management uses these non-GAAP financial measures internally to understand, manage and evaluate our business and to make operating decisions. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of the Company’s operations that, when viewed with our GAAP results, provides a more complete understanding of the factors and trends affecting our financial condition and results of operations.

A reconciliation of each non-GAAP financial measure used in this release to its most directly comparable financial measure calculated in accordance with GAAP is presented below.

	Three months ended December 29, 2013			Three months ended December 30, 2012
(In thousands, except share and per share data)	Income from continuing operations before income taxes	Income from continuing operations, net of tax	Diluted earnings per share from continuing operations (1)	Income from continuing operations before income taxes	Income from continuing operations, net of tax	Diluted earnings per share from continuing operations (2)
As Reported	$5,392	$3,480	$0.33	$544	$1,348	$0.13
Add Impact of Litigation Settlement	—	—	—	—	—	—
Add Impact of Pension Withdrawal	—	—	—	7,210	4,485	0.43
As Adjusted	$5,392	$3,480	$0.33	$7,754	$5,833	$0.56
(1) 10,595,935 shares used in calculating earnings per share.
(2) 10,535,549 shares used in calculating earnings per share.

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HAWKINS, INC. REPORTS
THIRD QUARTER, NINE MONTHS FISCAL 2014 RESULTS
February 3, 2014
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	Nine months ended December 29, 2013			Nine months ended December 30, 2012
(In thousands, except share and per share data)	Income from continuing operations before income taxes	Income from continuing operations, net of tax	Diluted earnings per share from continuing operations (3)	Income from continuing operations before income taxes	Income from continuing operations, net of tax	Diluted earnings per share from continuing operations (4)
As Reported	$21,903	$13,799	$1.30	$19,429	$12,943	$1.23
Add Impact of Litigation Settlement	—	—	—	3,200	1,990	0.19
Add Impact of Pension Withdrawal	—	—	—	7,210	4,485	0.43
As Adjusted	$21,903	$13,799	$1.30	$29,839	$19,418	$1.85
(3) 10,590,880 shares used in calculating earnings per share.
(4) 10,528,150 shares used in calculating earnings per share.

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HAWKINS, INC. REPORTS
THIRD QUARTER, NINE MONTHS FISCAL 2014 RESULTS
February 3, 2014
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HAWKINS, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per-share data)

	Three Months Ended		Nine Months Ended
	December 29, 2013	December 30, 2012	December 29, 2013	December 30, 2012
Sales	$81,697	$85,527	$263,040	$262,786
Cost of sales	(68,147)	(70,191)	(215,689)	(212,947)
Pension withdrawal	—	(7,210)	—	(7,210)
Gross profit	13,550	8,126	47,351	42,629
Selling, general and administrative expenses	(8,167)	(7,617)	(25,430)	(23,299)
Operating income	5,383	509	21,921	19,330
Interest (expense) income	9	35	(18)	99
Income from continuing operations before income taxes	5,392	544	21,903	19,429
Income tax provision benefit (expense)	(1,912)	804	(8,104)	(6,486)
Income from continuing operations	3,480	1,348	13,799	12,943
Income from discontinued operations, net of tax	—	—	—	18
Net income	$3,480	$1,348	$13,799	$12,961
Weighted average number of shares outstanding - basic	10,547,882	10,474,214	10,538,595	10,454,669
Weighted average number of shares outstanding - diluted	10,595,935	10,535,549	10,590,880	10,528,150
Basic earnings per share
Earnings per share from continuing operations	$0.33	$0.13	$1.31	$1.24
Earnings per share from discontinued operations	—	—	—	—
Basic earnings per share	$0.33	$0.13	$1.31	$1.24
Diluted earnings per share
Earnings per share from continuing operations	$0.33	$0.13	$1.30	$1.23
Earnings per share from discontinued operations	—	—	—	—
Diluted earnings per share	$0.33	$0.13	$1.30	$1.23
Cash dividends declared per common share	$—	$—	$0.36	$0.34

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